January 9, 2007

Dear Wells REIT Investor:

We are pleased to announce that Wells REIT's real estate portfolio was recently appraised, and after taking into account its other assets and liabilities, third-party experts calculated a new estimated net asset value (NAV) per share of our common stock. Based on their findings, the estimated NAV per share of the common stock of Wells REIT was determined to be $8.93, a $0.23 increase over last year's estimated NAV per share of $8.70.

How we valued the shares

The process of updating the estimated NAV included an appraisal of the real estate portfolio as of September 30, 2006 by Cushman & Wakefield, the highly respected firm that participated in last year's appraisal. The estimate was completed by a national accounting firm that took into consideration the remaining assets and liabilities to calculate the estimated NAV per share. We believe that having this information is helpful as Wells REIT nears its exit-strategies phase and prepares, per its Articles of Incorporation, to either (1) list its shares on a public exchange or
(2) begin liquidating its properties by January 30, 2008. The decision regarding which exit strategy Wells REIT may pursue will be made by its Board during 2007.

Your fourth quarter statements were mailed December 22, 2006, and these statements reflect the former estimated share value. Although there is currently no active secondary market available for your shares, to get a current estimated value of your Wells REIT investment, simply multiply the new estimated share value of $8.93 by the number of shares you own.

Effect on the Dividend Reinvestment Plan (DRP)

The DRP allows investors to purchase shares at a discount when reinvesting dividends. Because the DRP share price is calculated at 95.5% of the estimated net asset value per share, the new DRP share price will be modified to $8.53 (beginning with dividends to be declared and paid in March 2007).

Effect on the Share Redemption Program (SRP)

The SRP price, which is not affected by this new valuation, currently remains at the amount you paid per share, less prior distributions of net sale proceeds (such as the special distribution of $1.62 per share in 2005).

For more information

If you have questions, please call your financial representative or feel free to contact us at
800-557-4830. Our Client Services Specialists are available Monday through Thursday,
8:15 a.m. to 6:30 p.m., or Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

As we move forward and continue to manage the Wells REIT with an eye to the future, we appreciate your continued confidence in us. Thank you for investing in the Wells REIT and allowing us the opportunity to be good stewards of your investment.

Sincerely,

Leo F. Wells III

President

Wells Real Estate Funds

cc: Financial Representative

Disclosures

The estimated share value was based upon information provided by an independent third party based on the net asset value of Wells REIT as of September 30, 2006, is only an estimate, and is based on a number of assumptions and estimates which may not be accurate or complete. This estimated valuation was based upon an estimated valuation of the real estate portfolio of Wells REIT and took into consideration certain assets and liabilities of Wells REIT as of September 30, 2006. There were no liquidity discounts applied to this estimated valuation or discounts relating to the fact that Wells REIT is currently externally managed, and no attempt was made to value the company as an enterprise. Further, this should not be viewed as the amount a shareholder would receive in the event Wells REIT were to (1) list its shares in the future or (2) liquidate its assets and distribute the proceeds to its shareholders since this valuation was not reduced by potential selling commissions or other costs of sale. An investment in shares of Wells REIT is illiquid because there is no current public market for the shares and, therefore, it can be difficult to sell the shares. In addition, the price received for any shares sold would likely be less than this estimated share value. Further, real estate markets fluctuate, and real estate values can decline in the future. For these reasons, shareholders of Wells REIT should not assume that they will be able to obtain this estimated share value for their shares, either currently or at any time in the future.

This correspondence contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussion and analysis of our financial condition and certain other matters. You should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, inability to invest in properties on a timely basis or in properties that will provide targeted rates of return, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements.